                                                                   Exhibit (j.1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 61 to Registration Statement No. 33-46973 on Form N-1A of our report dated December 26, 2008, relating to the financial statements and financial highlights of Payden/Kravitz Cash Balance Plan Fund, one separate portfolio comprising part of The Payden & Rygel Investment Group, appearing in the Annual Report on Form N-CSR of The Payden & Rygel Investment Group for the period ended October 31, 2008, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP

Chicago, Illinois
March 10, 2009